Exhibit 99.1

Press Release

Astro-Med, Inc. to Do Business as AstroNova to Support Growth Strategy

WEST WARWICK, RHODE ISLAND, U.S.A., September 25, 2015 – The Board of Directors and management of Astro-Med, Inc. (NASDAQ: ALOT), a leading manufacturer of products that utilize data visualization technology for the specialty printing and test & measurement markets, announced today that the company will begin doing business as AstroNova on a worldwide basis, effective immediately.

“As we developed our plans to modernize the company and transform it into a business that could deliver double-digit annual growth, it became clear a new name would be essential to effectively communicate our strategy,” said President and Chief Executive Officer Gregory A. Woods. “The name AstroNova fits our strategy well. ‘Astro’ references our strong roots in the aerospace business. ‘Nova’ comes from the Latin word ‘novus,’ meaning ‘new.’ Our new brand emphasizes our traditional strengths in aerospace, along with our expanding presence in test & measurement, product identification, and other new areas where we can apply our data visualization technology,” Woods said.

The Company’s business includes:

•	AstroNova Aerospace (Ruggedized Products)

•	AstroNova Product Identification (QuickLabel Systems – An AstroNova Division)

•	AstroNova Test & Measurement (Data Acquisition Products)

Astro-Med’s Ruggedized Products and Test & Measurement businesses will adopt the AstroNova brand. QuickLabel Systems products will continue to go to market under the QuickLabel® brand, with a new logo and brand colors. Corporate and product line logos and colors will be aligned under a new AstroNova branding system.

The company has filed for trademark protection of the AstroNova name and logo in the United States and other countries.

The company’s shares will continue to trade on the NASDAQ stock exchange under its official name, Astro-Med, Inc., using its present ticker symbol, ALOT.

“We believe the new AstroNova brand will unify our organization, and provide an exciting opportunity to communicate our company’s potential for innovation and growth,” said Woods.

For more information, visit www.astronovainc.com.

About AstroNova

Astro-Med, Inc., D/B/A AstroNova, is a global leader in data visualization technology that delivers accuracy, efficiency, speed, and performance across a range of end-user markets. The Company’s products include color label printers and consumables sold under the QuickLabel brand, ruggedized printers and networking products for aerospace and defense applications, as well as test & measurement products sold under the AstroNova brand. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.astronovainc.com.

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Contact:

Joseph P. O’Connell, 800-343-4039

Senior Vice President, Chief Financial Officer